UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 17, 2011

Date of Report (Date of earliest event reported)

Rovi Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-53413	26-1739297
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. employer identification number)

2830 De La Cruz Boulevard

Santa Clara, California 95050

(Address of principal executive offices, including zip code)

(408) 562-8400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01	Completion of Acquisition or Disposition of Assets.

On February 17, 2011, Rovi Corporation, a Delaware corporation (“Rovi” or the “Registrant”), completed its acquisition of all of the outstanding shares of common stock, no par value per share (the “Shares”), of Sonic Solutions, a California corporation (“Sonic”), pursuant to an Agreement and Plan of Merger and Reorganization, dated as of December 22, 2010 (the “Merger Agreement”), by and among Rovi, Sparta Acquisition Sub, Inc., a California corporation and wholly-owned subsidiary of Rovi (“Purchaser”), and Sonic, pursuant to which Purchaser offered to purchase all of the outstanding Shares.

The tender offer expired at 12:00 midnight, Eastern time, on Friday, February 11, 2011. The exchange agent in the tender offer reported a final count of 43,133,220 shares tendered, reflecting approximately 84.2 percent of the shares outstanding as of the expiration time. In addition to the shares acquired by Purchaser pursuant to the tender offer, Rovi and Purchaser exercised a top-up option pursuant to the terms of the Merger Agreement to acquire 35,562,161 newly issued shares of Sonic common stock.

On February 17, 2011, following the exercise of the top-up option, Purchaser owned more than 90% of the outstanding shares of Sonic and in accordance with the Merger Agreement and the “short-form” merger procedure available under California law, Purchaser filed a Certificate of Ownership and Merger with the Secretary of State of the State of California whereupon Purchaser was merged with and into Sonic (the “Merger”).

As a result of the tender offer and the Merger, Rovi is expected to issue and pay to former holders of Shares an aggregate of approximately 5.8 million shares of its common stock and approximately $398 million in cash, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rovi Corporation
(Registrant)

Date: February 18, 2011	By:	/s/ Stephen Yu
Stephen Yu
EVP and General Counsel